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                      HOMETOWN BANCORPORATION, INC.


News Release

                                  CONTACT: KEVIN E. GAGE, PRESIDENT & CEO
                                           HOMETOWN BANCORPORATION, INC./
                                                       THE BANK OF DARIEN
                                                           (203) 662 2544

                          FOR IMMEDIATE RELEASE

DARIEN, CT - JULY 10, 1995 - HOMETOWN BANCORPORATION, INC., THE HOLDING COMPANY FOR THE BANK OF DARIEN ANNOUNCED TODAY THAT IT HAS DISCOVERED ACCOUNTING ERRORS WHICH IT BELIEVES WILL REQUIRE A RESTATEMENT OF ITS 1994 AND FIRST QUARTER 1995 FINANCIAL STATEMENTS. WHILE THE COMPANY, WITH THE ASSISTANCE OF ITS INDEPENDENT ACCOUNTANT, IS CONDUCTING A FULL REVIEW, IT BELIEVES THAT THE IMPACT OF THESE ERRORS WILL RESULT IN A MATERIAL REDUCTION IN INCOME FROM THAT PREVIOUSLY REPORTED. THE COMPANY ANTICIPATES THAT ITS INTERNAL INVESTIGATION WILL TAKE APPROXIMATELY TWO WEEKS.

THE STOCK OF THE COMPANY IS TRADED ON THE NASDAQ NATIONAL MARKET UNDER THE SYMBOL "HTWN."
















20 West Avenue, P. O. Box 1265, Darien, CT 06820-0513 Tel. (203) 656-2265